EXHIBIT 99.1
Contact: Steve Martens
Vice President of Investor Relations
(630) 527-4344
MOLEX REPORTS RECORD REVENUE AND EARNINGS PER SHARE
Lisle, Ill., USA — January 25, 2011 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fiscal 2011 second quarter ended December 31, 2010.

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
USD millions, except per share data	2010	2010	2009

Net revenue	$901.5	$897.7	$729.6
Net income	78.3	75.1	13.8
Earnings per share	0.45	0.43	0.08
Revenue for the December 2010 quarter of $901.5 million exceeded the high end of the guidance provided on October 26, 2010, increased 24% from the December 2009 quarter and was incrementally higher than the September 2010 quarter. Revenue in local currencies increased 22% compared with the prior year but decreased 2% compared with the September 2010 quarter. Orders for the quarter were $872 million, an increase of 12% from the prior year quarter and in line with the September 2010 quarter.
Net income for the December 2010 quarter was $78.3 million or $0.45 per share, exceeding the high end of guidance, compared with net income of $13.8 million, or $0.08 per share, for the December 2009 quarter and $75.1 million, or $0.43 per share, for the September 2010 quarter. Net income for the current quarter was impacted by legal costs related to unauthorized activities in Japan of $2.7 million ($1.7 million after-tax or $0.01 per share). In the December 2009 quarter, net income included restructuring costs of $25.6 million ($22.2 million after-tax or $0.13 per share) and costs from unauthorized activities in Japan of $8.5 million ($5.4 million after-tax or $0.03 per share). In the September 2010 quarter, net income included legal costs related to unauthorized activities in Japan of $5.5 million ($3.5 million after-tax or $0.02 per share). The effective tax rate for the current quarter was 30.3%.
“Fiscal 2011 is off to a strong start with successive quarters of revenue and earnings per share records,” commented Martin P. Slark, Molex’s Chief Executive Officer. “We expect our expanded and more diversified customer base, coupled with our robust new product pipeline, to position us for a strong second half to our fiscal year. In addition to these organic growth opportunities, in January we announced the purchase of Luxtera’s active optical cable business which will give us a more complete offering in our high speed cable business and offer us considerable growth potential both now and for next generation technology. With our new, low cost platform, a strong balance sheet, our extensive presence in Asia and significant growth opportunities in the expanding global electronics market, we believe we are well positioned for the future.”

Other financial highlights for the quarter ended December 31, 2010:
•	Gross profit margin was 30.1% in the December 2010 quarter, compared with 29.1% in the December 2009 quarter and 30.6% in the September 2010 quarter.

•	SG&A expense was $159.0 million, or 17.6% of revenue compared with 20.6% in the December 2009 quarter and 17.5% in the September 2010 quarter.

•	Capital expenditures were $61.5 million or 6.8% of revenue.

•	Depreciation and Amortization was $61.7 million or 6.8% of revenue.

•	Backlog was $413.7 million, a decrease of $31.8 million or 7.1% from the September 2010 quarter. The book-to-bill ratio was 0.97 for the December 2010 quarter.
Unauthorized Activities in Japan
As previously disclosed, in April 2010 Molex launched an investigation into unauthorized activities in its Japanese subsidiary after it was learned that an individual had obtained unauthorized loans and entered into unauthorized trading in Molex Japan’s name. The Company retained outside legal counsel and they retained forensic accountants to investigate the matter and that investigation has now been completed. On August 31, 2010, the bank which holds the unauthorized loans filed a complaint in Tokyo District Court requesting payment from Molex Japan. Molex Japan intends to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
Outlook
The Company has considered the seasonal trends and the continued uncertainty in the global electronics market in setting its guidance for the coming quarter. In consideration of these factors and assuming constant foreign currency rates and commodity prices, the Company estimates revenue in a range of $850 to $890 million for the March 2011 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.39 to $0.43 assuming an effective tax rate of 30%.
Earnings Conference Call Information
A conference call will be held on Tuesday, January 25, 2011 at 4:00 pm central time. Please dial (888) 680-0878 to participate in the call. International callers should dial (617) 213-4855. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 90919051. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central time at (888) 286-8010 or (617) 801-6888 / pass code 81610425.
Other Investor Events
February 16, 2011 / Goldman Sachs Technology and Internet Conference 2011 / San Francisco
March 3, 2011 / Morgan Stanley Technology, Media and Telecom Conference / San Francisco

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; the financial condition of our customers; labor cost increases; the challenges attendant to plant closings and restructurings, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; and the ability to realize cost savings from restructuring activities, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2010, and for the Form 10-Q for the quarter ended September 30, 2010, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 72-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	June 30,
	2010	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$392,390	$376,352
Marketable securities	18,239	18,508
Accounts receivable, less allowances of $50,390 and $43,650 respectively	759,814	734,932
Inventories	559,637	469,369
Deferred income taxes	114,944	112,531
Other current assets	55,713	64,129

Total current assets	1,900,737	1,775,821
Property, plant and equipment, net	1,129,141	1,055,144
Goodwill	134,218	131,910
Non-current deferred income taxes	85,222	94,191
Other assets	180,731	179,512

Total assets	$3,430,049	$3,236,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$107,668	$110,070
Accounts payable	377,592	395,474
Accrued expenses:
Accrual for unauthorized activities in Japan	180,074	165,815
Income taxes payable	18,842	21,505
Other	207,267	219,832

Total current liabilities	891,443	912,696
Other non-current liabilities	19,103	19,869
Accrued pension and postretirement benefits	129,420	135,448
Long-term debt	198,639	183,434

Total liabilities	1,238,605	1,251,447

Commitments and contingencies

Total stockholders’ equity	2,191,444	1,985,131

Total liabilities and stockholders’ equity	$3,430,049	$3,236,578

Molex Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenue	$901,465	$729,576	$1,799,137	$1,403,609
Cost of sales	630,420	517,040	1,253,016	999,654

Gross profit	271,045	212,536	546,121	403,955

Selling, general and administrative	159,044	150,105	316,100	295,734
Restructuring costs and asset impairments	—	25,635	—	81,528
Unauthorized activities in Japan	2,713	8,543	8,255	14,097

Total operating expenses	161,757	184,283	324,355	391,359

Income from operations	109,288	28,253	221,766	12,596

Interest (expense) income, net	(1,788)	(1,286)	(3,123)	(2,286)
Other income (expense)	4,792	(701)	4,441	2,783

Total other income (expense)	3,004	(1,987)	1,318	497

Income before income taxes	112,292	26,266	223,084	13,093

Income taxes	34,009	12,426	69,697	14,389

Net income (loss)	$78,283	$13,840	$153,387	$(1,296)

Earnings (loss) per share:
Basic	$0.45	$0.08	$0.88	$(0.01)
Diluted	$0.45	$0.08	$0.88	$(0.01)

Dividends declared per share	$0.1750	$0.1525	$0.3275	$0.3050

Average common shares outstanding:
Basic	174,664	173,743	174,510	173,605
Diluted	175,556	174,575	175,329	173,605

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	December 31,
	2010	2009

Operating activities:
Net income (loss)	$153,387	$(1,296)
Add non-cash items included in net income (loss):
Depreciation and amortization	120,804	121,263
Share-based compensation	11,460	15,127
Non-cash restructuring and other costs, net	—	19,922
Other non-cash items	7,275	27,428
Changes in assets and liabilities:
Accounts receivable	3,221	(58,715)
Inventories	(67,631)	(18,589)
Accounts payable	(36,945)	9,128
Other current assets and liabilities	(11,280)	14,687
Other assets and liabilities	2,184	12,883

Cash provided from operating activities	182,475	141,838

Investing activities:
Capital expenditures	(132,728)	(93,320)
Proceeds from sales of property, plant and equipment	1,400	6,554
Proceeds from sales or maturities of marketable securities	5,203	35,319
Purchases of marketable securities	(3,612)	(1,485)
Acquisitions	—	(10,090)
Other investing activities	—	222

Cash used for investing activities	(129,737)	(62,800)

Financing activities:
Proceeds from revolving credit facility and short-term loans	50,000	110,000
Payments on revolving credit facility	(15,000)	(70,000)
Payments of short-term and long-term debt	(36,051)	(15,336)
Cash dividends paid	(53,186)	(52,919)
Exercise of stock options	1,820	991
Other financing activities	(1,954)	(1,183)

Cash used for financing activities	(54,371)	(28,447)

Effect of exchange rate changes on cash	17,671	11,020

Net increase in cash and cash equivalents	16,038	61,611
Cash and cash equivalents, beginning of period	376,352	424,707

Cash and cash equivalents, end of period	$392,390	$486,318